HERSHEY ANNOUNCES SECOND QUARTER RESULTS;
UPDATES OUTLOOK FOR 2011
● Net sales increase 7.5%

● Earnings per share-diluted of $0.56 as reported and adjusted

● Year-to-date retail takeaway up 8.1% in channels that account for over 80% of the Company’s U.S. business

● In 2011, net sales and adjusted EPS growth to be around 6% and 10%, respectively, greater than the previous outlook of around the top of the Company’s 3-5% and 6-8% long-term targets

HERSHEY, Pa., July 26, 2011 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended July 3, 2011. Consolidated net sales were $1,325,171,000 compared with $1,233,242,000 for the second quarter of 2010. Reported net income for the second quarter of 2011 was $130,019,000 or $0.56 per share-diluted, compared with $46,723,000 or $0.20 per share-diluted for the comparable period of 2010.

As described in the Note, for the second quarter of 2011, these results, prepared in accordance with generally accepted accounting principles (GAAP), include credits related to the Project Next Century program announced in June 2010. In the second quarter of 2011, results included pre-tax charges of $9.4 million, or $0.02 per share-diluted, which were more than offset by an adjustment of $11.2 million, or $0.02 per share-diluted, resulting in a net credit of $1.8 million due to a reduction of previous estimates. In the second quarter of 2010, results included net pre-tax charges of $86.2 million, or $0.31 per share-diluted, comprised of Project Next Century costs of $41.5 million, or $0.11 per share-diluted, and a non-cash goodwill impairment charge of $44.7 million, or $0.20 per share-diluted, related to the Godrej Hershey Ltd. joint venture in India. As described in the Note, adjusted net income, which excludes these net charges, was $129,040,000 or $0.56 per share-diluted in the second quarter of 2011, compared with $117,047,000 or $0.51 per share-diluted in the second quarter of 2010, an increase of 9.8 percent in adjusted earnings per share-diluted.

For the first six months of 2011, consolidated net sales were $2,889,394,000 compared with $2,641,085,000 for the first six months of 2010. Reported net income for the first six months of 2011 was $290,134,000 or $1.26 per share-diluted, compared with $194,117,000 or $0.84 per share-diluted, for the first six months of 2010.

As described in the Note, for the first six months of 2011 and 2010, these results, prepared in accordance with GAAP, include net pre-tax charges of $7.9 million and $86.2 million, or $0.02 and $0.31 per share-diluted, respectively. The 2011 charges were associated with the Project Next Century program and the 2010 charges were associated with this program as well as the previously mentioned non-cash goodwill impairment charge.  As described in the Note, adjusted net income for the first six months of 2011, which excludes these net charges, was $295,272,000, or $1.28 per share-diluted, compared with $264,441,000 or $1.15 per share-diluted in 2010, an increase of 11.3 percent in adjusted earnings per share-diluted.

The forecast for total pre-tax GAAP charges and non-recurring project implementation costs related to the Project Next Century program has been narrowed, due to lowering of previous estimates, and is now expected to be $140 million to $160 million. In 2011, reported gross margin, reported income before interest and income taxes (EBIT) margin and reported earnings per share-diluted will be impacted by charges associated with Project Next Century. Therefore, we expect reported earnings per share-diluted, including business realignment and impairment charges of $0.11 to $0.12 per share-diluted, to be in the $2.67 to $2.71 range. The expected timing of events and estimated costs and savings are included in Appendix I attached to this press release.

Second Quarter Performance and Outlook

“I’m pleased with Hershey’s second quarter results as solid marketplace momentum continued, resulting in strong overall financial performance,” said John P. Bilbrey, President and Chief Executive Officer. “Our business model and strategy to invest in core brands, disciplined innovation, Insights Driven Performance (IDP) and consumer capabilities remains effective and is sustainable. We’ll continue with this disciplined approach and build on these initiatives, in both domestic and international markets, as it will enable the Company to consistently meet its net sales and earnings objectives in the future.

“In the second quarter, Hershey’s net sales increased 7.5 percent, somewhat greater than our initial expectations, driven by volume growth, primarily new products, in both U.S. and international markets, resulting in greater levels of in-store merchandising and programming versus our estimates, and earlier than expected shipments to customers due to a change in the timing of their promotional calendars. Net price realization, primarily in the U.S., was a 3 point benefit, while foreign currency exchange rates added about a half point.

“Through the first-half of the year, the U.S. CMG – candy, mint and gum – category and Hershey marketplace performance have outpaced the historical category growth rate of about 3 to 4 percent. Specifically, Hershey U.S. CMG retail takeaway for the 28 weeks ended July 9, 2011, which along with the comparable period in 2010 encompasses each year’s entire Easter season results, in channels that account for over 80 percent of our retail business, was up 8.1 percent. In the channels measured by syndicated data, U.S. market share increased 0.9 points. Our marketplace performance reflects a longer Easter season and solid sell through that resulted in a 1.0 point market share gain in this season, successful new products launches, as well as continued momentum in many of our everyday core chocolate and sweets and refreshment businesses. Brand strength was attributable to increased advertising and retail effectiveness. In the second quarter, advertising expense increased about 8 percent versus the year ago period, in line with the mid-single digit percentage increase forecasted for the full year.

“Second quarter adjusted EBIT margin was in line with last year as adjusted selling, marketing and administrative (SM&A) costs – excluding advertising – declined as a percentage of sales versus last year. Adjusted gross margin declined in the second quarter as net price realization and supply chain efficiencies and productivity were more than offset by higher input costs. As we’ve previously stated, input costs will be higher in 2011, however, there is no change to our full-year inflation outlook. We continue to make good progress against our supply chain initiatives and Project Next Century is on track. We’ll deliver meaningful cost savings over the remainder of the year and estimate that full-year adjusted gross margin will be about the same as last year.

“As we enter the third quarter, we are well-positioned to continue to increase U.S. market share and deliver on our financial objectives. In the second half of the year, consumers will begin to see higher retail price points on our everyday instant consumable and take-home packaged candy. Therefore, over the remainder of the year, we expect U.S. CMG category growth to be within the historical 3 to 4 percent growth rate. We’ll closely monitor category performance, work with our key retail partners, and make necessary consumer investments to ensure that the category continues to perform well in the second half of the year and into 2012. As stated earlier, in 2011, we expect advertising expense to increase mid-single digits on a percentage basis versus last year, supporting new product launches and core brands in both the U.S. and international markets.  As a result, we expect 2011 net sales, including the impact of foreign currency exchange rates, to be greater than the Company’s long-term 3 to 5 percent objective and increase around 6 percent. For the full year, we expect adjusted SM&A – excluding advertising – to increase, but at a rate less than net sales. Combined with our strong first-half performance, solid in-store merchandising and seasonal programming, we now expect 2011 earnings per share-diluted to be greater than the Company’s long-term 6 to 8 percent objective and increase around 10 percent for the full year,” Bilbrey concluded.

Note:  In this release, Hershey references income measures which are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation is provided below of results in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures which exclude business realignment and impairment charges in 2011 and 2010 associated with Project Next Century and a non-cash goodwill impairment charge recorded in 2010.

	Second Quarter Ended
	July 3, 2011		July 4, 2010
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$564,320	42.6%	$546,538	44.3%
Charges included in cost of sales	7,023		976
Adjusted non-GAAP Gross Profit/Gross Margin	$571,343	43.1%	$547,514	44.4%

EBIT/EBIT Margin	$228,354	17.2%	$124,424	10.1%
Charges included in cost of sales	7,023		976
Charges included in SM&A	1,138		123
Business Realignment & Impairment (credits)/charges, net	(9,952)		85,134
Adjusted non-GAAP EBIT/EBIT Margin	$226,563	17.1%	$210,657	17.1%

Net Income/Net Margin	$130,019	9.8%	$46,723	3.8%
Charges included in cost of sales	7,023		976
Charges included in SM&A	1,138		123
Business Realignment & Impairment (credits)/charges, net	(9,952)		85,134
Tax impact of charges	812		(15,909)
Adjusted non-GAAP Net Income/Net Margin	$129,040	9.7%	$117,047	9.5%

EPS - Diluted	$0.56		$0.20
Charges included in cost of sales	0.02		—
Charges included in SM&A	—		—
Business Realignment & Impairment (credits)/charges, net	(0.02)		0.31
Adjusted non-GAAP EPS - Diluted	$0.56		$0.51

	Six Months Ended
	July 3, 2011		July 4, 2010
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$1,220,505	42.2%	$1,140,518	43.2%
Charges included in cost of sales	13,882		976
Adjusted non-GAAP Gross Profit/Gross Margin	$1,234,387	42.7%	$1,141,494	43.2%

EBIT/EBIT Margin	$504,903	17.5%	$377,758	14.3%
Charges included in cost of sales	13,882		976
Charges included in SM&A	2,152		123
Business Realignment & Impairment (credits)/charges, net	(8,114)		85,134
Adjusted non-GAAP EBIT/EBIT Margin	$512,823	17.7%	$463,991	17.6%

Net Income/Net Margin	$290,134	10.0%	$194,117	7.3%
Charges included in cost of sales	13,882		976
Charges included in SM&A	2,152		123
Business Realignment & Impairment (credits)/charges, net	(8,114)		85,134
Tax impact of charges	(2,782)		(15,909)
Adjusted non-GAAP Net Income/Net Margin	$295,272	10.2%	$264,441	10.0%

EPS - Diluted	$1.26		$0.84
Charges included in cost of sales	0.04		—
Charges included in SM&A	—		—
Business Realignment & Impairment (credits)/charges, net	(0.02)		0.31
Adjusted non-GAAP EPS - Diluted	$1.28		$1.15

In 2010, the Company recorded GAAP charges of $53.9 million, or $0.14 per share-diluted, attributable to the Project Next Century program. Additionally, in the second quarter of 2010, the Company recorded a non-cash goodwill impairment charge of $44.7 million, or $0.20 per share-diluted, related to the Godrej Hershey Ltd. joint venture. In 2011, the Company expects to record total GAAP charges of about $38 million to $43 million, or $0.11 to $0.12 per share-diluted, attributable to Project Next Century. Below is a reconciliation of GAAP and non-GAAP items to the Company’s 2010 adjusted earnings per share-diluted and projected adjusted earnings per share-diluted for 2011:

	2010	2011 (Projected)
Reported EPS-Diluted	$2.21	$2.67 - $2.71

Total Business Realignment and Impairment Charges	$0.34	$0.11 - $0.12

Adjusted EPS-Diluted*	$2.55	$2.79 - $2.82

*Excludes business realignment and impairment charges.

Appendix I

The Hershey Company Project “Next Century” Expected Timing of Costs and Savings ($m)
	2011			2012			2013			2014
Realignment Charges:
Cash		~$5		$20	to	$30		~$5		-		-
Non-Cash	$25	to	$30		~$15		-		-	-		-

Project Management and Start-up Costs		~$8		$10	to	$15		-		-		-

Total “Next Century” Realignment
Charges & Costs	$38	to	$43	$45	to	$60	$5	to	$5	-		-

“Next Century” Cap-Ex	$190	to	$200	$40	to	$55	$5	to	$10	-		-

“Next Century” Projected Annual Savings:
Current Year	$10	to	$15	$20	to	$25	$25	to	$30	$5	to	$10
Cumulative	$10	to	$15	$30	to	$40	$55	to	$70	$60	to	$80

Safe Harbor Statement

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully execute acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; the ability to implement our supply chain realignment initiatives within the anticipated timeframe in accordance with our cost estimates and our ability to achieve the expected ongoing annual savings from these initiatives; and such other matters as discussed in our Annual Report on Form 10-K for 2010.

All information in this press release is as of July 26, 2011. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.

# # #

FINANCIAL CONTACT:	Mark Pogharian	717-534-7556
MEDIA CONTACT:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended July 3, 2011 and July 4, 2010
(in thousands except per share amounts)

	Second Quarter		Six Months

	2011	2010	2011	2010

Net Sales	$1,325,171	$1,233,242	$2,889,394	$2,641,085

Costs and Expenses:
Cost of Sales	760,851	686,704	1,668,889	1,500,567
Selling, Marketing and Administrative	345,918	336,980	723,716	677,626
Business Realignment and Impairment (credits)/Charges, net	(9,952)	85,134	(8,114)	85,134

Total Costs and Expenses	1,096,817	1,108,818	2,384,491	2,263,327

Income Before Interest and Income Taxes (EBIT)	228,354	124,424	504,903	377,758
Interest Expense, net	23,351	22,780	47,828	46,529

Income Before Income Taxes	205,003	101,644	457,075	331,229
Provision for Income Taxes	74,984	54,921	166,941	137,112

Net Income	$130,019	$46,723	$290,134	$194,117

Net Income Per Share - Basic - Common	$0.59	$0.21	$1.31	$0.87
- Basic - Class B	$0.53	$0.19	$1.19	$0.79
- Diluted - Common	$0.56	$0.20	$1.26	$0.84

Shares Outstanding - Basic - Common	166,302	166,882	166,372	167,079
- Basic - Class B	60,632	60,708	60,657	60,708
- Diluted - Common	230,301	230,324	230,243	229,946

Key Margins:
Gross Margin	42.6%	44.3%	42.2%	43.2%
EBIT Margin	17.2%	10.1%	17.5%	14.3%
Net Margin	9.8%	3.8%	10.0%	7.3%

The Hershey Company
Consolidated Balance Sheets
as of July 3, 2011 and December 31, 2010
(in thousands of dollars)

Assets	2011	2010

Cash and Cash Equivalents	$790,297	$884,642
Accounts Receivable - Trade (Net)	296,946	390,061
Deferred Income Taxes	69,714	55,760
Inventories	659,224	533,622
Prepaid Expenses and Other	175,895	141,132

Total Current Assets	1,992,076	2,005,217

Net Plant and Property	1,493,537	1,437,702
Goodwill	527,724	524,134
Other Intangibles	122,057	123,080
Deferred Income Taxes	14,202	21,387
Other Assets	163,157	161,212

Total Assets	$4,312,753	$4,272,732

Liabilities and Stockholders' Equity

Loans Payable	$293,929	$285,480
Accounts Payable	399,841	410,655
Accrued Liabilities	527,742	593,308
Taxes Payable	301	9,402

Total Current Liabilities	1,221,813	1,298,845

Long-Term Debt	1,541,388	1,541,825
Other Long-Term Liabilities	503,858	494,461

Total Liabilities	3,267,059	3,335,131

Total Stockholders' Equity	1,045,694	937,601

Total Liabilities and Stockholders' Equity	$4,312,753	$4,272,732